Exhibit 99.1

Employee FAQ

March 4, 2021

GENERAL/ABOUT THE DEAL:

What was announced? What are the terms of the transaction?

As jointly announced on March 4, Five Prime entered into a definitive agreement to be acquired by Amgen for $38 per share. Amgen is a biopharmaceutical company committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. The agreement terms have been signed, but the transaction has not yet closed. We anticipate that the acquisition will close by the end of the second quarter of this year subject to customary closing conditions and regulatory approvals.

Why is Amgen a good fit? Why does this transaction make sense for Five Prime?

As we got to know Amgen better as a company and as individuals, every interaction reinforced that we share a common vision and commitment to deliver on our mission to rewrite cancer.

We’re confident about this next move for us. Amgen has great respect for the science we’ve pioneered and the pipeline we’ve built, for our incredible team, and for our culture. We believe we can move farther faster by combining our scientific expertise with the breadth, resources and global footprint of Amgen. We are confident that Amgen will continue on the path we’ve started on and will work hard with us to build a more hopeful future for people with gastric cancer and other cancers.

When do you expect the transaction to close?

We anticipate that this transaction will close sometime in the second quarter of this year subject to customary closing conditions and regulatory approvals.

Should we stop working on our current projects?

Until the transaction closes, we remain a standalone company, and as such our 2021 priorities don’t change.

We have critical activities underway that are important for advancing bema and delivering on our pipeline and our commitment to patients. We must remain laser-focused on execution and meeting our business objectives. Patients are counting on us.

Where should I go if I have questions?

We encourage you to direct questions to [redacted]. In addition, you may submit questions anonymously via SurveyMonkey here.

We plan to provide updates to questions as we have more information to share. We plan to hold an AHM every Monday, and your teams will be getting to gather more regularly to discuss your questions.

Concern EAP is also available to assist you and your covered family members. Visit [redacted] for easy access to all available Concern services.

EMPLOYMENT:

Will my job change between now and when the deal closes?

Until the deal closes, we remain focused on delivering on our 2021 goals and furthering the important work we are doing for patients. After the deal closes, we will enter an integration phase. At that point, functional teams from the combined companies will work together and begin to integrate with Amgen.

In addition to our pipeline, Amgen sees value in the Five Prime team and the great work this team has already accomplished. We worked with Amgen to ensure that should jobs be eliminated, affected employees will receive a minimum of 6 months of base salary plus a pro-rata portion of their target bonus in addition to COBRA and other transition support.

Will the executive leadership team change?

Until the deal closes, we expect that the leadership team will continue in their current roles. Additional detail regarding the leadership structure will be shared after the deal closes and we enter the integration phase.

COMPENSATION AND BENEFITS:

Will my compensation change?

Amgen committed in the merger agreement to pay each continuing employee their base salary and provide a cash bonus opportunity equal to or greater than the base salary and cash bonus opportunity in effect prior to closing for at least one year. We understand that Amgen offers a competitive and compelling package of total compensation. Amgen will provide more information to employees after closing.

Will Five Prime pay 2020 annual bonuses?

Yes. We will pay 2020 annual bonuses as planned with the March 15th payroll.

What will happen to my 2021 bonus?

At the closing of the merger, each employee will receive a pro-rated 2021 target bonus payout based on the number of days from January 1, 2021 until the closing date.

Will annual raises be implemented?

Yes. We will implement annual base salary increases as planned effective March 1, 2021. These increases will be reflected on your March 15th paycheck.

What will happen with my healthcare and other benefits?

We expect that current benefits and compensation including time off accruals will stay intact through the deal close. Amgen has committed to provide benefits that in the aggregate and at a minimum are substantially equivalent to the benefits we provide, and they will honor the severance plan we put in place for employees. As we work through the integration, decisions will be made on the transition of benefits and more information will be shared. If you have specific questions or concerns, please reach out to HR.

What will happen with Five Prime stock that I own?

At the closing of the transaction, all the shares you own outright at that time will be cancelled and you will receive the merger consideration of $38 per share shortly after the transaction closes. For those interested in donating shares, you may do so as long as you are not subject to a blackout or closed trading window.

Please note that there could be tax implications. We recommend you contact your tax advisor for counsel.

What will happen with my restricted stock awards (RSAs)?

Each unvested share of restricted stock you hold will be cancelled and you will receive the merger consideration of $38 per share minus applicable withholding taxes shortly after the transaction closes. If any of your RSAs vest before closing, we will cancel a portion of the vested shares to satisfy tax withholding as we normally do and the shares released to you upon vesting will be treated like other shares you may own outright at the closing (see prior question).

Please note that there could be tax implications. We recommend you contact your tax advisor for counsel.

What will happen with my vested and unvested stock options?

All outstanding, unexercised stock options you hold, both vested and unvested, will be cancelled in exchange for an amount in cash equal to the product of 1.) the excess of $38 over the applicable per share exercise price and 2.) the number of shares subject to the option minus applicable withholding taxes. The cash payment will be paid to you shortly after the transaction closes.

Please note that there could be tax implications. We recommend you contact your tax advisor for counsel.

Will I receive an annual equity award for 2021?

Because we entered into the merger agreement Amgen, we plan to grant an equity-equivalent cash award to employees in lieu of the annual equity awards (stock options and RSAs) we had planned. These cash awards, which will become payable only if the merger occurs.

What will happen with my contributions to our employee stock purchase plan (ESPP)?

For the ESPP purchase period that ends on May 15, 2021, your contributions will be used to purchase Five Prime stock at $17.71 per share, which is a 15 percent discount to the closing price on November 16, 2020 which was $20.83 per share. No new ESPP offering period will commence.

In certain circumstances, the current ESPP purchase period may need to end prior to May 15, 2021. If that occurs, we will close the offering period and any accumulated contributions will be used to purchase Five Prime stock at $17.71 per share, which is a 15 percent discount to the closing price on November 16, 2020 which was $20.83 per share.

Please note that there could be tax implications. We recommend you contact your tax advisor for counsel.

What will happen with my 401(k) contributions and company match?

Between now and when the deal closes, your normal 401(k) contributions will continue to be withheld through payroll. Your contributions and the company match will continue to be deposited to your account with Fidelity. You will be able to adjust your contributions and manage your investments as you normally do.

We don’t yet know the details of how we will transition the 401(k) Plan, but we will provide additional information as it is available.

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Important Information about the Proposed Transaction

In connection with the proposed acquisition of Five Prime Therapeutics, Inc. (“Five Prime”) by Amgen (“Amgen”) and Franklin Acquisition Sub, Inc., a direct wholly owned subsidiary of Amgen (“Purchaser”), will commence a tender offer for all the outstanding shares of Five Prime. This presentation is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell Five Prime securities, nor is it a substitute for the tender offer materials that Amgen and Purchaser will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. Amgen and Purchaser will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter, Five Prime will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Investors and security holders are urged to read these materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully when they become available since they will contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Amgen and Five Prime with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Amgen and Purchaser file with the SEC will be made available to all investors and security holders of Five Prime free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Five Prime under the “Investors & Media” section of Five Prime’s website at www.fiveprime.com.

Cautionary Statement Regarding Forward-Looking Statements

To the extent that statements contained in this presentation are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs, certain assumptions and current expectations of management and may be identified by words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Five Prime by Amgen may not be completed; the possibility that competing offers or acquisition proposals for Five Prime will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Five Prime common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Amgen’s or Five Prime’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of Five Prime’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the possibility that Five Prime may not receive future milestone payments and/or royalties as anticipated or following the anticipated timing; the possibility that Five Prime or Five Prime’s partners may not be able to timely advance product candidates into and through clinical data readouts and successful completion of clinical trials; the possibility that preclinical studies and research and development programs may be delayed or may not produce favorable results; the possibility that Five Prime’s expectations regarding the potential safety, efficacy or clinical utility of Five Prime’s product candidates may not be realized as anticipated; the possibility that the implementation, timing and likelihood of success of Five Prime’s plans to develop companion diagnostics for Five Prime’s product candidates may not be realized as anticipated; the possibility that Five Prime may not be able to establish and maintain collaborations and necessary licenses; the possibility that Five Prime may not be able to fully implement its business model and strategic plans for its business, product candidates and technology; the possibility that Five Prime may not be able to establish and maintain a scope of intellectual property rights adequate to fully protect its product candidates and technology; the possibility that the size of patient populations targeted by products Five Prime or its partners develop and market adoption of such products by physicians and patients will not match current expectations; the possibility that the extent of protein overexpression in certain patient populations will not match current expectations; the possibility that regulatory filings or approvals for products Five Prime or its partners develop are not made or granted as currently anticipated; the possibility that Five Prime is not able to negotiate adequate pricing, coverage and adequate reimbursement for its product candidates with third parties and government authorities; the possibility that Five Prime’s competitors or industry develop in unanticipated ways; the possibility that Five Prime’s expectations regarding licensing, acquisitions and strategic operations are not realized; the possibility of political, social and economic instability, natural disasters or public health epidemics in countries where Five Prime or its collaborators conduct activities related to Five Prime’s business; and a variety of other risks set forth from time to time in Amgen’s or Five Prime’s filings with the SEC, including but not limited to the risks discussed in Amgen’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC and the risks discussed in Five Prime’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Five Prime’s and Amgen’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Amgen and Five Prime disclaim any obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.